UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 29, 2009
Date of Report (Date of earliest event reported)

OMNICITY CORP.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-52827 (Commission File Number)	98-0512569 (IRS Employer Identification No.)

280 Nelson Street, Suite 253 Vancouver, British Columbia, Canada (Address of principal executive offices)	V6B 2E2 (Zip Code)

(778) 389-3663
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.01 Entry Into a Material Definitive Agreement

On December 29, 2008, Omnicity Corp. (the "Company") entered into an Agreement and Plan of Merger (the "Agreement"), among the Company, Omnicity, Incorporated ("Omnicity Indiana"), and Omnicity Acquisition Co., our wholly-owned subsidiary incorporated under the laws of the State of Indiana in anticipation of the merger with Omnicity Indiana ("MergerSub"). Pursuant to the Agreement, the time at which the merger becomes effective is referred to herein as the "Effective Time". At the Effective Time, MergerSub will merge with and into Omnicity Indiana, pursuant to which the identity and separate corporate existence of MergerSub will cease and Omnicity Indiana will become the surviving corporation in the merger (the "Surviving Corporation") and a wholly-owned subsidiary of the Company.

Under the terms of the Agreement, at closing, (i) each issued and outstanding Omnicity Indiana share will be converted and exchanged for one share of the Company with a deemed value of $0.35 per share, in accordance with the procedures set out in the Agreement, (ii) each share of Omnicity Indiana issued and outstanding immediately prior to the Effective Time and owned by the Company or MergerSub will be cancelled and extinguished without any conversion thereof and no payment will be made with respect thereto, and (iii) all issued and outstanding shares of common stock of MergerSub held by the Company immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and non-assessable share of common stock of Omnicity Indiana.

At closing, (i) all the property, rights, privileges, powers and franchises of Omnicity Indiana and MergerSub will vest in the Surviving Corporation, and all debts, liabilities and duties of Omnicity Indiana and MergerSub will become the debts, liabilities and duties of the Surviving Corporation, (ii) the articles of incorporation of MergerSub will become the articles of incorporation of the Surviving Corporation, (iii) the bylaws of MergerSub will become the bylaws of the Surviving Corporation, and (v) the name of the Surviving Corporation will become "Omnicity, Incorporated".

The Agreement includes customary representations, warranties and covenants of Omnicity Indiana, including with respect to financial information, intellectual property and indebtedness. The Agreement also includes customary representations, warranties and covenants of the Company, including with respect to financial information and indebtedness.

In accordance with the terms of the Agreement, the Company, on its behalf and on behalf of certain lenders (the "Lenders"), pursuant to the terms of a loan agreement, will loan to Omnicity Indiana the principal amount of up to US$2,000,000 (the "Principal Sum") to be raised by way of a private placement of shares of the Company and/or by investors (the "Company Creditors") acquiring convertible debentures directly from the Company (the "Loan") upon the earlier of January 31, 2009 and five business days of the completion of a minimum of US$300,000 private placement financing. Interest on such Loan will accrue at the interest rate published in the Wall Street Journal as the "Prime Rate" plus two percent (2%) per annum, compounded semi-annually and not in advance, until maturity on the first business day on the earlier of: (i) 180 calendar days from the advancement of the Principal Sum, and (ii) the completion of the merger. The Principal Sum and interest and all other amounts owing under the Loan will be secured by way of a senior, subordinated, fixed and floating charge on all the assets of Omnicity Indiana pursuant to the terms of a security agreement. Under the terms of the Agreement and a debt conversion agreement to be entered into with the Company Creditors, all amounts owing to the Lenders and Company Creditors at closing will be converted to shares of common stock of the Company.

Under the terms of the Agreement, Omnicity Indiana has agreed that it will not solicit, respond to any solicitation or enter into any discussions or negotiations with any third party concerning any merger, consolidation, sale of material assets or any similar transaction involving Omnicity Indiana until the earlier of the termination of the Agreement or the Effective Time. In addition, the closing of the proposed merger is subject to the satisfaction of a number of conditions customary to transactions of this type, including the delivery of all required documentation, the completion of due diligence by the Company and the receipt of all applicable consents and approvals, including approval of the shareholders of Omnicity Indiana to the transactions contemplated in the Agreement.

The Agreement may be terminated by the Company and MergerSub or by Omnicity Indiana if, among other things, there has been a material misrepresentation, breach of warranty or breach of covenant by a party which is not cured within 20 business days of written notice thereof or any of the conditions precedent to the completion of the merger set forth in the Agreement had not been met at or prior to closing.

The closing of the merger will represent a change in control of our Company. For accounting purposes, this change in control will constitute a re-capitalization of the Company, and the merger will be accounted for as a reverse merger whereby we, as the legal acquirer, will be treated as the acquired entity, and Omnicity Indiana, as the legal subsidiary, will be treated as the acquiring company with the continuing operations.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which has been filed as an exhibit hereto.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

Not applicable.

(b) Pro forma Financial Information.

Not applicable.

(c) Shell Company Transaction.

Not applicable.

(d) Exhibits.

Submitted herewith:
Exhibit	Description
10.1	Agreement and Plan of Merger among Omnicity Corp., Omnicity Acquisition Co. and Omnicity, Incorporated dated December 29, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
OMNICITY CORP.
DATE: December 30, 2008	/s/ Donald M. Prest Donald M. Prest President, Secretary, Treasurer and a director

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